Exhibit 23.9

CONSENT OF John Zhuang Yang

Pursuant to Rule 438 under the Securities Act of 1933, the undersigned John Zhuang Yang consents to be named in the Registration Statement on Form F-1 of Changyou.com Limited, and in all amendments and supplements thereto, as a proposed member of the board of directors and of the audit committee of the board of directors of Changyou.com Limited.

Dated: March 22, 2009	/s/ John Zhuang Yang
John Zhuang Yang